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EXHIBIT 23.2


                         CONSENT OF FINANCIAL ADVISOR



     We hereby consent to the inclusion of the Opinion of McConnell, Budd & Downes, Inc. in Appendix A to the Joint Proxy Statement which is filed with the Securities and Exchange Commission on a Registration Statement on Form S-4 of NewMil Bancorp, Inc. ("NewMil") in connection with the proposed merger of Nutmeg Savings & Loan Association ("Nutmeg") and NewMil. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



McConnell, Budd & Downes, Inc.
June 27, 2000